Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 24, 2016, except for the effects of the reverse stock split described in Note 2, as to which the date is October 12, 2016, relating to the financial statements and financial statement schedule of BlackLine, Inc., which appears in the Prospectus dated October 27, 2016 filed by BlackLine, Inc. pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Registration Statement on Form S-1 (No. 333-213899). We also consent to the reference to us under the heading “Experts” in the Prospectus incorporated by reference in this Registration Statement on Form S-8.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

October 27, 2016